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                                                                    EXHIBIT 99.1
[AIMCO LOGO]


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
           ANNOUNCES COMPLETION OF THE FLATLEY PROPERTIES ACQUISITION

DENVER, COLORADO - August 29, 2002

Apartment Investment and Management Company (NYSE:AIV) ("Aimco") is pleased to announce completion of the purchase by Aimco of 100% ownership of eleven conventional garden and mid-rise apartment properties located in the greater Boston area from Thomas J. Flatley. The eleven properties include 4,323 apartment units on 553 acres. The all cash transaction closed earlier today. The total cost of the acquisition includes $500 million for the properties and $2.5 million in transaction costs. In addition Aimco expects to spend $6.2 million for initial capital expenditures.

As announced previously, funding for this acquisition includes $309 million of 20-year, fully amortizing mortgage debt at interest rates averaging 5.69% plus borrowing under Aimco's credit facility. Pro forma for calendar year 2003, Aimco projects the acquisition will add $2.7 million, or $0.02 per share, to Adjusted Funds From Operations and $4.9 million, or $0.04 per share, to Funds From Operations.

For further details on this transaction, please see the press release dated August 12, 2002.

This press release contains forward-looking statements including statements regarding 2003 results that are subject to certain risks and uncertainties including, but not limited to, the Company's ability to maintain current occupancy and rent levels. Actual results may differ materially from those described and pro forma results could be affected by a variety of factors including: economic conditions; changes in interest rates; competition; the failure of this acquisition to perform in accordance with expectations; the Company's ability to integrate operations; possible environmental liabilities; and, other risks described in our filings with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust with headquarters in Denver, Colorado and 19 regional operating centers that holds a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries, operates approximately 1,800 properties, including approximately 326,000 apartment units, and serves approximately one million residents each year. Aimco's properties are located in 47 states, the District of Columbia and Puerto Rico.

Contact: Jennifer Martin, Vice President - Investor Relations (303) 691-4440
         Paul J. McAuliffe, Executive Vice President and Chief Financial Officer
         (303) 691-4339
         E-Mail: investor@aimco.com